Exhibit 99.1

70 E. Long Lake Rd. Bloomfield Hills, MI 48304 www.agreerealty.com

FOR IMMEDIATE RELEASE

Agree Realty Corporation Reports Fourth Quarter and Record Full Year 2022 Results

Bloomfield Hills, MI, February 14, 2023 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced results for the quarter and full year ended December 31, 2022. All per share amounts included herein are on a diluted per common share basis unless otherwise stated.

Fourth Quarter 2022 Financial and Operating Highlights:

▪	Invested approximately $421 million in 157 retail net lease properties
▪	Net Income per share attributable to common stockholders of $0.44 was unchanged year-over-year
▪	Core Funds from Operations (“Core FFO”) per share increased 3.5% to $0.96
▪	Adjusted Funds from Operations (“AFFO”) per share increased 3.9% to $0.95
▪	Declared a December monthly dividend of $0.240 per common share, a 5.7% year-over-year increase
▪	Sold 4,104,641 shares of common stock via the forward component of the Company's at-the-market equity ("ATM") program for anticipated net proceeds of approximately $283 million
▪	Settled 1,600,000 shares of outstanding forward equity for net proceeds of approximately $106 million
▪	Balance sheet positioned for growth at 3.1 times proforma net debt to recurring EBITDA; 4.4 times excluding unsettled forward equity

Full Year 2022 Financial and Operating Highlights:

▪	Invested or committed a record $1.71 billion in 465 retail net lease properties
▪	Commenced a record 28 development and Partner Capital Solutions (“PCS”) projects for total committed capital of approximately $110 million
▪	Net Income per share attributable to common stockholders increased 2.4% to $1.83
▪	Core FFO per share increased 8.1% to $3.87
▪	AFFO per share increased 9.2% to $3.83
▪	Declared dividends of $2.805 per share, a 7.7% year-over-year increase
▪	Raised approximately $1.3 billion of gross equity proceeds through two overnight offerings and the Company's ATM program
▪	Achieved an upgraded investment grade credit rating of Baa1 from Moody's Investors Service
▪	Completed a public bond offering of $300 million of 4.80% senior unsecured notes due 2032 with an effective all-in rate of 3.76% inclusive of prior hedging activity
▪	Ended the year with approximately $1.5 billion of total liquidity including availability on the revolving credit facility, outstanding forward equity, and cash on hand

Financial Results

Net Income Attributable to Common Stockholders

Net Income for the three months ended December 31, 2022 increased 24.8% to $39.1 million, compared to $31.3 million for the comparable period in 2021. Net Income per share for the three months ended December 31, 2022 of $0.44 was unchanged compared to the same period in 2021.

Net Income for the twelve months ended December 31, 2022 increased 20.7% to $145.0 million, compared to $120.1 million for the comparable period in 2021. Net Income per share for the twelve months ended December 31, 2022 increased 2.4% to $1.83, compared to $1.78 per share for the comparable period in 2021.

Core FFO

Core FFO for the three months ended December 31, 2022 increased 30.0% to $85.3 million, compared to Core FFO of $65.6 million for the comparable period in 2021. Core FFO per share for the three months ended December 31, 2022 increased 3.5% to $0.96, compared to Core FFO per share of $0.92 for the comparable period in 2021.

Core FFO for the twelve months ended December 31, 2022 increased 27.4% to $307.7 million, compared to Core FFO of $241.5 million for the comparable period in 2021. Core FFO per share for the twelve months ended December 31, 2022 increased 8.1% to $3.87, compared to Core FFO per share of $3.58 for the comparable period in 2021.

AFFO

AFFO for the three months ended December 31, 2022 increased 30.5% to $84.4 million, compared to AFFO of $64.7 million for the comparable period in 2021. AFFO per share for the three months ended December 31, 2022 increased 3.9% to $0.95, compared to AFFO per share of $0.91 for the comparable period in 2021.

AFFO for the twelve months ended December 31, 2022 increased 28.7% to $304.9 million, compared to AFFO of $237.0 million for the comparable period in 2021. AFFO per share for the twelve months ended December 31, 2022 increased 9.2% to $3.83, compared to AFFO per share of $3.51 for the comparable period in 2021.

Dividend

In the fourth quarter, the Company declared monthly cash dividends of $0.240 per common share for each of October, November and December 2022. The monthly dividends during the fourth quarter reflected an annualized dividend amount of $2.880 per common share, representing a 5.7% increase over the annualized dividend amount of $2.724 per common share from the fourth quarter of 2021. The dividends represent payout ratios of approximately 75% of Core FFO per share and 76% of AFFO per share, respectively.

For the twelve months ended December 31, 2022, the Company declared monthly dividends totaling $2.805 per common share, a 7.7% increase over the dividends of $2.604 per common share declared for the comparable period in 2021. The dividends represent payout ratios of approximately 72% of Core FFO per share and 73% of AFFO per share, respectively.

Subsequent to year end, the Company declared a monthly cash dividend of $0.240 per common share for each of January and February 2023. The monthly dividends reflect an annualized dividend amount of $2.880 per common share, representing a 5.7% increase over the annualized dividend amount of $2.724 per common share from the first quarter of 2022. The January dividend was paid on February 14, 2023 and the February dividend is payable March 14, 2023 to stockholders of record at the close of business on February 28, 2023.

Additionally, subsequent to year end, the Company declared a monthly cash dividend for each of January and February on its 4.25% Series A Cumulative Redeemable Preferred Stock of $0.08854 per depositary share, which is equivalent to $1.0625 per annum. The January dividend was paid on February 1, 2023 and the February dividend is payable March 1, 2023 to stockholders of record at the close of business on February 23, 2023.

CEO Comments

“We are extremely pleased with another year of record investment volume in 2022 as we continued to identify high-quality net lease opportunities to further strengthen the country’s preeminent retail portfolio,” said Joey Agree, President and Chief Executive Officer. “In addition, we executed several strategic capital markets transactions to prefund our balance sheet for 2023. With total liquidity of $1.5 billion and more than $550 million of outstanding forward equity at year end, we are extremely well positioned to execute without the need for additional capital. While the environment remains uncertain, I am confident in our ability to acquire at least $1 billion of high-quality net lease assets while maintaining investment spreads that continue to drive appropriate per share earnings growth.”

Portfolio Update

As of December 31, 2022, the Company’s portfolio consisted of 1,839 properties located in 48 states and contained approximately 38.1 million square feet of gross leasable area.

At year end, the portfolio was 99.7% leased, had a weighted-average remaining lease term of approximately 8.8 years, and generated 67.8% of annualized base rents from investment grade retail tenants.

Ground Lease Portfolio

During the fourth quarter, the Company acquired five ground leases for an aggregate purchase price of approximately $26.9 million, representing 6.2% of annualized base rents acquired.

As of December 31, 2022, the Company’s ground lease portfolio consisted of 206 leases located in 32 states and totaled approximately 5.5 million square feet of gross leasable area. Properties ground leased to tenants represented 12.4% of annualized base rents.

At year end, the ground lease portfolio was fully occupied, had a weighted-average remaining lease term of approximately 11.2 years, and generated 88.7% of annualized base rents from investment grade retail tenants.

Acquisitions

Total acquisition volume for the fourth quarter was approximately $404.9 million and included 131 properties net leased to leading retailers operating in sectors including auto parts, tire and auto service, home improvement, dollar stores, off-price retail, convenience stores, and farm and rural supply. The properties are located in 33 states and leased to tenants operating in 19 sectors.

The properties were acquired at a weighted-average capitalization rate of 6.4% and had a weighted-average remaining lease term of approximately 10.6 years. Approximately 73.2% of annualized base rents acquired were generated from investment grade retail tenants.

For the twelve months ended December 31, 2022, total acquisition volume was approximately $1.59 billion. The 434 acquired properties are located in 43 states and leased to tenants who operate in 27 retail sectors. The properties were acquired at a weighted-average capitalization rate of 6.2% and had a weighted-average remaining lease term of approximately 10.2 years. Approximately 69.4% of annualized base rents were generated from investment grade retail tenants.

Dispositions

During the fourth quarter, the Company sold one property for gross proceeds of approximately $1.0 million. During the twelve months ended December 31, 2022, the Company sold seven assets for total gross proceeds of approximately $45.8 million. The weighted-average capitalization rate of the dispositions was 6.5%.

Development and PCS

During the fourth quarter, the Company commenced six development and PCS projects, with total anticipated costs of approximately $37.3 million. Construction continued during the quarter on 18 projects with anticipated costs totaling approximately $58.6 million. The Company completed two projects during the quarter, which include a Gerber Collision in Kimberly, Wisconsin and a Sunbelt Rentals in Roxana, Illinois.

For the twelve months ended December 31, 2022, the Company had a record 31 development or PCS projects completed or under construction. Anticipated total costs are approximately $118.5 million, including $69.1 million of costs incurred as of December 31, 2022.

The following table presents the Company's 31 development or PCS projects as of December 31, 2022:

Tenant	Location	Lease Structure	Lease Term	Actual or Anticipated Rent Commencement	Status
7-Eleven	Saginaw, MI	Build-to-Suit	15 years	Q1 2022	Complete
Gerber Collision	Pooler, GA	Build-to-Suit	15 years	Q2 2022	Complete
Burlington	Turnersville, NJ	Build-to-Suit	10 years	Q3 2022	Complete
Gerber Collision	Janesville, WI	Build-to-Suit	15 years	Q3 2023	Complete
Gerber Collision	New Port Richey, FL	Build-to-Suit	15 years	Q3 2022	Complete
Gerber Collision	Kimberly, WI	Build-to-Suit	15 years	Q4 2022	Complete
Sunbelt Rentals	Roxana, IL	Build-to-Suit	10 years	Q4 2022	Complete
Gerber Collision	Fort Wayne, IN	Build-to-Suit	15 years	Q1 2023	Under Construction
Gerber Collision	Johnson City, NY	Build-to-Suit	15 years	Q1 2023	Under Construction
Gerber Collision	Joplin, MO	Build-to-Suit	15 years	Q1 2023	Under Construction
Gerber Collision	Lake Charles, LA	Build-to-Suit	15 years	Q1 2023	Under Construction
Gerber Collision	Lake Park, FL	Build-to-Suit	15 years	Q1 2023	Under Construction
Gerber Collision	McDonough, GA	Build-to-Suit	15 years	Q1 2023	Under Construction
Gerber Collision	Murrieta, CA	Build-to-Suit	15 years	Q1 2023	Under Construction
Gerber Collision	Ocala, FL	Build-to-Suit	15 years	Q1 2023	Under Construction
Gerber Collision	Toledo, OH	Build-to-Suit	15 years	Q1 2023	Under Construction
Gerber Collision	Venice, FL	Build-to-Suit	15 years	Q1 2023	Under Construction
Gerber Collision	Winterville, NC	Build-to-Suit	15 years	Q1 2023	Under Construction
Gerber Collision	Woodstock, IL	Build-to-Suit	15 years	Q1 2023	Under Construction
Gerber Collision	Yorkville, IL	Build-to-Suit	15 years	Q1 2023	Under Construction
Sunbelt Rentals	St. Louis, MO	Build-to-Suit	7 years	Q1 2023	Under Construction
Gerber Collision	Huntley, IL	Build-to-Suit	15 years	Q2 2023	Under Construction
Gerber Collision	Lawrence, PA	Build-to-Suit	15 years	Q2 2023	Under Construction
Gerber Collision	Springfield, MO	Build-to-Suit	15 years	Q2 2023	Under Construction
HomeGoods	South Elgin, IL	Build-to-Suit	10 years	Q2 2023	Under Construction
Old Navy	Searcy, AR	Build-to-Suit	7 years	Q2 2023	Under Construction
Burlington	Brenham, TX	Build-to-Suit	10 years	Q3 2023	Under Construction
Ulta Beauty	Brenham, TX	Build-to-Suit	10 years	Q3 2023	Under Construction
Five Below	Onalaska, WI	Build-to-Suit	10 years	Q3 2023	Under Construction
HomeGoods	Onalaska, WI	Build-to-Suit	10 years	Q3 2023	Under Construction
Sierra Trading Post	Onalaska, WI	Build-to-Suit	10 years	Q3 2023	Under Construction
TJ Maxx	Onalaska, WI	Build-to-Suit	10 years	Q3 2023	Under Construction
Ulta Beauty	Onalaska, WI	Build-to-Suit	11 years	Q3 2023	Under Construction
Gerber Collision	Blue Springs, MO	Build-to-Suit	15 years	Q3 2023	Under Construction
Gerber Collision	Muskegon, MI	Build-to-Suit	15 years	Q3 2023	Under Construction
Sunbelt Rentals	Wentzville, MO	Build-to-Suit	12 years	Q3 2023	Under Construction

Leasing Activity and Expirations

During the fourth quarter, the Company executed new leases, extensions or options on approximately 198,000 square feet of gross leasable area throughout the existing portfolio.

For the twelve months ended December 31, 2022, the Company executed new leases, extensions or options on approximately 850,000 square feet of gross leasable area throughout the existing portfolio.

As of December 31, 2022, the Company’s 2023 lease maturities represented 1.3% of annualized base rents. The following table presents contractual lease expirations within the Company’s portfolio as of December 31, 2022, assuming no tenants exercise renewal options:

Year	Leases	Annualized Base Rent (1)	Percent of Annualized Base Rent	Gross Leasable Area	Percent of Gross Leasable Area
2023	33	6,083	1.3%	714	1.9%
2024	47	13,963	3.0%	1,623	4.3%
2025	71	17,582	3.7%	1,688	4.4%
2026	114	24,966	5.3%	2,657	7.0%
2027	131	30,453	6.5%	2,881	7.6%
2028	142	36,855	7.8%	3,350	8.8%
2029	158	43,537	9.3%	4,285	11.2%
2030	253	52,183	11.1%	3,962	10.4%
2031	164	38,612	8.2%	2,821	7.4%
2032	198	39,170	8.3%	3,051	8.0%
Thereafter	678	167,011	35.5%	11,001	29.0%
Total Portfolio	1,989	$470,415	100.0%	38,033	100.0%

The contractual lease expirations presented above exclude the effect of replacement tenant leases that had been executed as of December 31, 2022 but that had not yet commenced. Annualized Base Rent and gross leasable area (square feet) are in thousands; any differences are the result of rounding.

(1)	Annualized Base Rent represents the annualized amount of contractual minimum rent required by tenant lease agreements as of December 31, 2022, computed on a straight-line basis. Annualized Base Rent is not, and is not intended to be, a presentation in accordance with generally accepted accounting principles (“GAAP”). The Company believes annualized contractual minimum rent is useful to management, investors, and other interested parties in analyzing concentrations and leasing activity.

Top Tenants

The following table presents annualized base rents for all tenants that represent 1.5% or greater of the Company’s total annualized base rent as of December 31, 2022:

Tenant	Annualized Base Rent(1)	Percent of Annualized Base Rent
Walmart	$31,924	6.8%
Dollar General	23,465	5.0%
Tractor Supply	20,649	4.4%
Best Buy	19,515	4.1%
Dollar Tree	14,240	3.0%
TJX Companies	14,216	3.0%
O'Reilly Auto Parts	14,137	3.0%
CVS	14,117	3.0%
Kroger	12,856	2.7%
Lowe's	12,210	2.6%
Hobby Lobby	11,904	2.5%
Burlington	11,408	2.4%
Sherwin-Williams	10,849	2.3%
Sunbelt Rentals	10,072	2.1%
Wawa	9,668	2.1%
Home Depot	8,880	1.9%
TBC Corporation	8,437	1.8%
Gerber Collision	7,538	1.6%
Goodyear	7,522	1.6%
AutoZone	7,466	1.6%
Other(2)	199,342	42.5%
Total Portfolio	$470,415	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1)	Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.

(2)	Includes tenants generating less than 1.5% of Annualized Base Rent.

Retail Sectors

The following table presents annualized base rents for all of the Company’s retail sectors as of December 31, 2022:

Sector	Annualized Base Rent(1)	Percent of Annualized Base Rent
Home Improvement	$42,754	9.1%
Grocery Stores	$41,884	8.9%
Tire and Auto Service	$41,612	8.9%
Dollar Stores	$36,241	7.7%
Convenience Stores	$35,842	7.6%
General Merchandise	$30,476	6.5%
Off-Price Retail	$28,782	6.1%
Auto Parts	$27,301	5.8%
Farm and Rural Supply	$22,187	4.7%
Consumer Electronics	$21,723	4.6%
Pharmacy	$20,823	4.4%
Crafts and Novelties	$14,208	3.0%
Discount Stores	$11,212	2.4%
Equipment Rental	$10,398	2.2%
Warehouse Clubs	$10,100	2.2%
Health Services	$9,496	2.0%
Health and Fitness	$8,082	1.7%
Restaurants - Quick Service	$7,931	1.7%
Dealerships	$6,506	1.4%
Specialty Retail	$6,306	1.3%
Restaurants - Casual Dining	$5,243	1.1%
Home Furnishings	$4,898	1.0%
Sporting Goods	$4,835	1.0%
Financial Services	$4,606	1.0%
Theaters	$3,848	0.8%
Pet Supplies	$3,146	0.7%
Entertainment Retail	$2,323	0.5%
Beauty and Cosmetics	$2,259	0.5%
Shoes	$2,005	0.4%
Apparel	$1,418	0.3%
Miscellaneous	$1,175	0.3%
Office Supplies	$795	0.2%
Total Portfolio	$470,415	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1)	Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.

Geographic Diversification

The following table presents annualized base rents for all states that represent 2.5% or greater of the Company’s total annualized base rent as of December 31, 2022:

State	Annualized Base Rent(1)	Percent of Annualized Base Rent
Texas	$34,202	7.3%
Ohio	26,661	5.7%
Florida	26,317	5.6%
Michigan	26,139	5.6%
Illinois	26,069	5.5%
North Carolina	25,095	5.3%
New Jersey	22,198	4.7%
Pennsylvania	22,097	4.7%
California	20,010	4.3%
New York	18,992	4.0%
Georgia	16,174	3.4%
Virginia	14,415	3.1%
Connecticut	12,618	2.7%
Wisconsin	12,356	2.6%
Other(2)	167,072	35.5%
Total Portfolio	$470,415	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1)	Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.

(2)	Includes states generating less than 2.5% of Annualized Base Rent.

Capital Markets and Balance Sheet

Capital Markets

During the fourth quarter, the Company entered into forward sale agreements in connection with its ATM program to sell an aggregate of 4,104,641 shares of common stock for anticipated net proceeds of approximately $282.9 million. Additionally, the Company settled 1,600,000 shares under existing forward sale agreements and received net proceeds of approximately $106.2 million.

At year end, the Company had 8,254,641 shares remaining to be settled under existing forward sale agreements, which are anticipated to raise net proceeds of approximately $557.4 million after deducting fees and expenses and making certain other adjustments as provided in the equity distribution agreements.

As of December 31, 2022, the Company had total liquidity of approximately $1.5 billion, which includes $900.0 million of availability under its revolving credit facility, $557.4 million of outstanding forward equity, and $28.9 million of cash on hand.

The following table presents the Company’s outstanding forward equity offerings as of December 31, 2022:

Forward Equity Offerings	Shares Sold	Shares Settled	Shares Remaining	Net Proceeds Received	Anticipated Net Proceeds Remaining
September 2022 Forward Offering	5,750,000	1,600,000	4,150,000	$106,168,480	$274,487,640
Q4 2022 ATM Forward Offerings	4,104,641	-	4,104,641	-	$282,876,310
Total Forward Equity Offerings	9,854,641	1,600,000	8,254,641	$106,168,480	$557,363,950

Balance Sheet

As of December 31, 2022, the Company’s net debt to recurring EBITDA was 4.4 times. The Company’s proforma net debt to recurring EBITDA was 3.1 times when deducting the $557.4 million of anticipated net proceeds from the outstanding forward equity offerings from the Company’s net debt of $1.9 billion as of December 31, 2022. The Company’s fixed charge coverage ratio was 5.0 times as of year-end.

The Company’s total debt to enterprise value was 23.0% as of December 31, 2022. Enterprise value is calculated as the sum of net debt, the liquidation value of the Company’s preferred stock, and the market value of the Company’s outstanding shares of common stock, assuming conversion of Agree Limited Partnership (the “Operating Partnership” or “OP”) common units into common stock of the Company.

For the three and twelve months ended December 31, 2022, the Company’s fully diluted weighted-average shares outstanding were 88.8 million and 79.2 million, respectively. The basic weighted-average shares outstanding for the three and twelve months ended December 31, 2022 were 88.4 million and 78.7 million, respectively.

For the three and twelve months ended December 31, 2022, the Company’s fully diluted weighted-average shares and units outstanding were 89.2 million and 79.5 million, respectively. The basic weighted-average shares and units outstanding for the three and twelve months ended December 31, 2022 were 88.8 million and 79.0 million, respectively.

The Company’s assets are held by, and its operations are conducted through, the Operating Partnership, of which the Company is the sole general partner. As of December 31, 2022, there were 347,619 Operating Partnership common units outstanding and the Company held a 99.6% common interest in the Operating Partnership.

Conference Call/Webcast

The Company will host its quarterly analyst and investor conference call on Wednesday, February 15, 2023 at 9:00 AM ET. To participate in the conference call, please dial (866) 363-3979 approximately ten minutes before the call begins.

Additionally, a webcast of the conference call will be available through the Company’s website. To access the webcast, visit www.agreerealty.com ten minutes prior to the start time of the conference call and go to the Investors section of the website. A replay of the conference call webcast will be archived and available online through the Investors section of www.agreerealty.com.

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust that is RETHINKING RETAIL through the acquisition and development of properties net leased to industry-leading, omni-channel retail tenants. As of December 31, 2022, the Company owned and operated a portfolio of 1,839 properties, located in all 48 continental states and containing approximately 38.1 million square feet of gross leasable area. The Company’s common stock is listed on the New York Stock Exchange under the symbol “ADC”. For additional information on the Company and RETHINKING RETAIL, please visit www.agreerealty.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about projected financial and operating results, within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” “outlook” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company’s best judgment reflecting current information, you should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect the Company’s results of operations, financial condition, cash flows, performance or future achievements or events. Currently, some of the most significant factors, include the potential adverse effect of ongoing worldwide economic uncertainties, the current pandemic of the novel coronavirus, or COVID-19, and increased inflation and interest rates on the financial condition, results of operations, cash flows and performance of the Company and its tenants, the real estate market and the global economy and financial markets. The extent to which these conditions will impact the Company and its tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence. Moreover, investors are cautioned to interpret many of the risks identified in the risk factors discussed in the Company’s Annual Report on Form 10-K and subsequent quarterly reports filed with the Securities and Exchange Commission (the “SEC”), as well as the risks set forth below, as being heightened as a result of the ongoing and numerous adverse impacts of the macroeconomic environment and COVID-19. Additional important factors, among others, that may cause the Company’s actual results to vary include the general deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, the Company’s continuing ability to qualify as a REIT and other factors discussed in the Company’s reports filed with the SEC. The forward-looking statements included in this press release are made as of the date hereof. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, changes in the Company’s expectations or assumptions or otherwise.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.agreerealty.com.

The Company defines the “weighted-average capitalization rate” for acquisitions and dispositions as the sum of contractual fixed annual rents computed on a straight-line basis over the primary lease terms and anticipated annual net tenant recoveries, divided by the purchase and sale prices for occupied properties.

References to “Core FFO” and “AFFO” in this press release are representative of Core FFO attributable to OP common unitholders and AFFO attributable to OP common unitholders. Detailed calculations for these measures are shown in the Reconciliation of Net Income to FFO, Core FFO and Adjusted FFO table as “Core Funds From Operations – OP Common Unitholders” and “Adjusted Funds from Operations – OP Common Unitholders”.

###

Contact:

Peter Coughenour

Chief Financial Officer

Agree Realty Corporation

(248) 737-4190

Agree Realty Corporation

Consolidated Balance Sheet

($ in thousands, except share and per-share data)

(Unaudited)

	December 31, 2022	December 31, 2021
Assets:
Real Estate Investments:
Land	$1,941,599	$1,559,434
Buildings	4,054,679	3,034,391
Accumulated depreciation	(321,142)	(233,862)
Property under development	65,932	7,148
Net real estate investments	5,741,068	4,367,111
Real estate held for sale, net	-	5,676
Cash and cash equivalents	27,763	43,252
Cash held in escrows	1,146	1,998
Accounts receivable - tenants, net	65,841	53,442
Lease Intangibles, net of accumulated amortization of $263,011 and $180,532 at December 31, 2022 and December 31, 2021, respectively	799,448	672,020
Other assets, net	77,923	83,407
Total Assets	$6,713,189	$5,226,906

Liabilities:
Mortgage notes payable, net	$47,971	$32,429
Senior unsecured notes, net	1,792,047	1,495,200
Unsecured revolving credit facility	100,000	160,000
Dividends and distributions payable	22,345	16,881
Accounts payable, accrued expenses and other liabilities	83,722	70,005
Lease intangibles, net of accumulated amortization of $35,992 and $29,726 at December 31, 2022 and December 31, 2021, respectively	36,714	33,075
Total Liabilities	$2,082,799	$1,807,590

Equity:
Preferred Stock, $.0001 par value per share, 4,000,000 shares authorized, 7,000 shares Series A outstanding, at stated liquidation value of $25,000 per share, at December 31, 2022 and December 31, 2021	175,000	175,000
Common stock, $.0001 par value, 180,000,000 shares authorized, 90,173,424 and 71,285,311 shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively	9	7
Additional paid-in capital	4,658,570	3,395,549
Dividends in excess of net income	(228,132)	(147,366)
Accumulated other comprehensive income (loss)	23,551	(5,503)
Total Equity - Agree Realty Corporation	$4,628,998	$3,417,687
Non-controlling interest	1,392	1,629
Total Equity	$4,630,390	$3,419,316
Total Liabilities and Equity	$6,713,189	$5,226,906

Agree Realty Corporation
Consolidated Statements of Operations and Comprehensive Income
($ in thousands, except share and per share-data)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2022	2021	2022	2021
Revenues
Rental Income	$116,496	$91,345	$429,632	$339,067
Other	35	67	182	256
Total Revenues	$116,531	$91,412	$429,814	$339,323

Operating Expenses
Real estate taxes	$7,962	$6,701	$32,079	$25,513
Property operating expenses	5,010	4,052	18,585	13,996
Land lease expense	404	417	1,617	1,552
General and administrative	7,856	6,650	30,121	25,456
Depreciation and amortization	37,904	26,565	133,570	95,729
Provision for impairment	-	1,919	1,015	1,919
Total Operating Expenses	$59,136	$46,304	$216,987	$164,165

Gain (loss) on sale of assets, net	15	1,759	5,341	14,941
Gain (loss) on involuntary conversion, net	82	67	(83)	170

Income from Operations	$57,492	$46,934	$218,085	$190,269

Other (Expense) Income
Interest expense, net	$(16,843)	$(13,111)	$(63,435)	$(50,378)
Income tax (expense) benefit	(723)	(517)	(2,860)	(2,401)
Loss on early extinguishment of term loans and settlement of related interest rate swaps	-	-	-	(14,614)
Other (expense) income	1,113	-	1,245	-

Net Income	$41,039	$33,306	$153,035	$122,876

Less net income attributable to non-controlling interest	113	156	598	603

Net Income Attributable to Agree Realty Corporation	$40,926	$33,150	$152,437	$122,273

Less Series A Preferred Stock Dividends	1,859	1,859	7,437	2,148

Net Income Attributable to Common Stockholders	$39,067	$31,291	$145,000	$120,125

Net Income Per Share Attributable to Common Stockholders
Basic	$0.44	$0.44	$1.84	$1.79
Diluted	$0.44	$0.44	$1.83	$1.78

Other Comprehensive Income
Net Income	$41,039	$33,306	$153,035	$122,876
Amortization of interest rate swaps	(575)	81	(684)	950
Change in fair value and settlement of interest rate swaps	-	(696)	29,881	29,980
Total Comprehensive Income (Loss)	40,464	32,691	182,232	153,806
Less comprehensive income attributable to non-controlling interest	111	153	741	770
Comprehensive Income Attributable to Agree Realty Corporation	$40,353	$32,538	$181,491	$153,036

Weighted Average Number of Common Shares Outstanding - Basic	88,434,580	70,297,659	78,659,333	66,802,242
Weighted Average Number of Common Shares Outstanding - Diluted	88,812,510	70,610,082	79,164,386	67,139,079

Agree Realty Corporation
Reconciliation of Net Income to FFO, Core FFO and Adjusted FFO
($ in thousands, except share and per-share data)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2022	2021	2022	2021
Net Income	$41,039	$33,306	$153,035	$122,876
Less Series A Preferred Stock Dividends	1,859	1,859	7,437	2,148
Net Income attributable to OP Common Unitholders	39,180	31,447	145,598	120,728
Depreciation of rental real estate assets	24,843	18,293	88,685	66,732
Amortization of lease intangibles - in-place leases and leasing costs	12,800	8,116	44,107	28,379
Provision for impairment	-	1,919	1,015	1,919
(Gain) loss on sale or involuntary conversion of assets, net	(97)	(1,826)	(5,258)	(15,111)
Funds from Operations - OP Common Unitholders	$76,726	$57,949	$274,147	$202,647
Loss on extinguishment of debt and settlement of related hedges	-	-	-	14,614
Amortization of above (below) market lease intangibles, net and assumed mortgage debt discount, net	8,556	7,654	33,563	24,284
Core Funds from Operations - OP Common Unitholders	$85,282	$65,603	$307,710	$241,545
Straight-line accrued rent	(3,757)	(3,078)	(13,176)	(11,857)
Stock based compensation expense	1,572	1,500	6,464	5,467
Amortization of financing costs	1,071	505	3,141	1,197
Non-real estate depreciation	261	156	778	618
Adjusted Funds from Operations - OP Common Unitholders	$84,429	$64,686	$304,917	$236,970

Funds from Operations Per Common Share and OP Unit - Basic	$0.86	$0.82	$3.47	$3.02
Funds from Operations Per Common Share and OP Unit - Diluted	$0.86	$0.82	$3.45	$3.00

Core Funds from Operations Per Common Share and OP Unit - Basic	$0.96	$0.93	$3.89	$3.60
Core Funds from Operations Per Common Share and OP Unit - Diluted	$0.96	$0.92	$3.87	$3.58

Adjusted Funds from Operations Per Common Share and OP Unit - Basic	$0.95	$0.92	$3.86	$3.53
Adjusted Funds from Operations Per Common Share and OP Unit - Diluted	$0.95	$0.91	$3.83	$3.51

Weighted Average Number of Common Shares and OP Units Outstanding - Basic	88,782,199	70,645,278	79,006,952	67,149,861
Weighted Average Number of Common Shares and OP Units Outstanding - Diluted	89,160,129	70,957,701	79,512,005	67,486,698

Additional supplemental disclosure
Scheduled principal repayments	$217	$205	$850	$799
Capitalized interest	445	49	1,261	249
Capitalized building improvements	968	1,445	7,945	5,821

Non-GAAP Financial Measures

Funds from Operations (“FFO” or “Nareit FFO”)

FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“Nareit”) to mean net income computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets and/or changes in control, plus real estate related depreciation and amortization and any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company’s operations. FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, while the Company adheres to the Nareit definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Core Funds from Operations (“Core FFO”)

The Company defines Core FFO as Nareit FFO with the addback of (i) noncash amortization of acquisition purchase price related to above- and below- market lease intangibles and discount on assumed debt and (ii) certain infrequently occurring items that reduce or increase net income in accordance with GAAP. Management believes that its measure of Core FFO facilitates useful comparison of performance to its peers who predominantly transact in sale-leaseback transactions and are thereby not required by GAAP to allocate purchase price to lease intangibles.  Unlike many of its peers, the Company has acquired the substantial majority of its net-leased properties through acquisitions of properties from third parties or in connection with the acquisitions of ground leases from third parties. Core FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, the Company’s presentation of Core FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Adjusted Funds from Operations (“AFFO”)

AFFO is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. AFFO further adjusts FFO and Core FFO for certain non-cash items that reduce or increase net income computed in accordance with GAAP. Management considers AFFO a useful supplemental measure of the Company’s performance, however, AFFO should not be considered an alternative to net income as an indication of its performance, or to cash flow as a measure of liquidity or ability to make distributions. The Company’s computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and therefore may not be comparable to such other REITs.

Agree Realty Corporation
Reconciliation of Net Debt to Recurring EBITDA
($ in thousands, except share and per-share data)
(Unaudited)

	Three months ended December 31,
	2022
Net Income	$41,039
Interest expense, net	16,843
Income tax expense	723
Depreciation of rental real estate assets	24,843
Amortization of lease intangibles - in-place leases and leasing costs	12,800
Non-real estate depreciation	261
(Gain) loss on sale or involuntary conversion of assets, net	(97)
EBITDAre	$96,412

Run-Rate Impact of Investment, Disposition and Leasing Activity	$4,742
Amortization of above (below) market lease intangibles, net	8,474
Recurring EBITDA	$109,628

Annualized Recurring EBITDA	$438,512

Total Debt	$1,960,395
Cash, cash equivalents and cash held in escrows	(28,909)
Net Debt	$1,931,486

Net Debt to Recurring EBITDA	4.4	x

Net Debt	$1,931,486
Anticipated Net Proceeds from September 2022 Forward Offering	(274,488)
Anticipated Net Proceeds from ATM Forward Offerings	(282,876)
Proforma Net Debt	$1,374,122

Proforma Net Debt to Recurring EBITDA	3.1	x

Non-GAAP Financial Measures

EBITDAre
EBITDAre is defined by Nareit to mean net income computed in accordance with GAAP, plus interest expense, income tax expense, depreciation and amortization, any gains (or losses) from sales of real estate assets and/or changes in control, any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company considers the non-GAAP measure of EBITDAre to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers EBITDAre a key supplemental measure of the Company's operating performance because it provides an additional supplemental measure of the Company's performance and operating cash flow that is widely known by industry analysts, lenders and investors. The Company’s calculation of EBITDAre may not be comparable to EBITDAre reported by other REITs that interpret the Nareit definition differently than the Company.

Recurring EBITDA
The Company defines Recurring EBITDA as EBITDAre with the addback of noncash amortization of above- and below- market lease intangibles, and after adjustments for the run-rate impact of the Company's investment and disposition activity for the period presented, as well as adjustments for non-recurring benefits or expenses. The Company considers the non-GAAP measure of Recurring EBITDA to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers Recurring EBITDA a key supplemental measure of the Company's operating performance because it represents the Company's earnings run rate for the period presented and because it is widely followed by industry analysts, lenders and investors.  Our Recurring EBITDA may not be comparable to Recurring EBITDA reported by other companies that have a different interpretation of the definition of Recurring EBITDA. Our ratio of net debt to Recurring EBITDA is used by management as a measure of leverage and may be useful to investors in understanding the Company’s ability to service its debt, as well as assess the borrowing capacity of the Company.  Our ratio of net debt to Recurring EBITDA is calculated by taking annualized Recurring EBITDA and dividing it by our net debt per the consolidated balance sheet.

Net Debt
The Company defines Net Debt as total debt less cash, cash equivalents and cash held in escrows. The Company considers the non-GAAP measure of Net Debt to be a key supplemental measure of the Company's overall liquidity, capital structure and leverage. The Company considers Net Debt a key supplemental measure because it provides industry analysts, lenders and investors useful information in understanding our financial condition. The Company’s calculation of Net Debt may not be comparable to Net Debt reported by other REITs that interpret the definition differently than the Company.  The Company presents Net Debt on both an actual and proforma basis, assuming the net proceeds of the Forward Offerings (see below) are used to pay down debt. The Company believes the proforma measure may be useful to investors in understanding the potential effect of the Forward Offerings on the Company’s capital structure, its future borrowing capacity, and its ability to service its debt.

Forward Offerings
In September 2022, the Company commenced an underwritten public offering of 5,750,000 shares of common stock, including the full exercise of the underwriters' option to purchase additional shares, in connection with forward sale agreements. In December 2022, the Company settled 1,600,000 shares and received net proceeds of approximately $106.2 million. The 4,150,000 shares remaining under the September 2022 Forward Offering are anticipated to raise net proceeds of approximately $274.5 million based on the applicable forward sale price as of December 31, 2022. The Company is contractually obligated to settle the offering by September 2023. In addition, the Company has 4,104,641 shares remaining to be settled under the ATM Forward Offerings. Upon settlement, the offerings are anticipated to raise net proceeds of approximately $282.9 million based on the applicable forward sale prices as of December 31, 2022. The applicable forward sale price varies depending on the offering. The Company is contractually obligated to settle the ATM Forward Offerings by certain dates between November 2023 and December 2023.

Agree Realty Corporation
Rental Income
($ in thousands, except share and per share-data)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2022	2021	2022	2021
Rental Income Source(1)
Minimum rents(2)	$109,227	$86,200	$402,117	$314,694
Percentage rents(2)	-	-	723	593
Operating cost reimbursement(2)	11,986	9,721	46,953	36,206
Straight-line rental adjustments(3)	3,757	3,078	13,176	11,857
Amortization of (above) below market lease intangibles(4)	(8,474)	(7,654)	(33,337)	(24,283)
Total Rental Income	$116,496	$91,345	$429,632	$339,067

(1)   The Company adopted Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 842 “Leases” using the modified retrospective approach as of January 1, 2019.  The Company adopted the practical expedient in FASB ASC 842 that alleviates the requirement to separately present lease and non-lease components of lease contracts. As a result, all income earned pursuant to tenant leases is reflected as one line, “Rental Income,” in the consolidated statement of operations.  The purpose of this table is to provide additional supplementary detail of Rental Income.

(2)   Represents contractual rentals and/or reimbursements as required by tenant lease agreements, recognized on an accrual basis of accounting.  The Company believes that the presentation of contractual lease income is not, and is not intended to be, a presentation in accordance with GAAP. The Company believes this information is frequently used by management, investors, analysts and other interested parties to evaluate the Company’s performance.

(3)   Represents adjustments to recognize minimum rents on a straight-line basis, consistent with the requirements of FASB ASC 842.

(4)   In allocating the fair value of an acquired property, above- and below-market lease intangibles are recorded based on the present value of the difference between the contractual amounts to be paid pursuant to the leases at the time of acquisition and the Company’s estimate of current market lease rates for the property.